Exhibit 16.1

Lazar Levine & Felix LLP
CERTIFIED PUBLIC ACCOUNTANTS & BUSINESS CONSULTANTS


                                       November 22, 2005


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Re:      Winfield Capital Corp


We were previously the Independent Registered Public Accountants for Winfield Capital and, under the date of May 13, 2005, we reported on the financial statements of Winfield Capital Corp. as of and for the years ending March 31, 2005 and March 31, 2004. On October 24, 2005, we resigned. We have read Winfield Capital's statements included under Item 4 of its Form 8-K dated November 22, 2005 and we agree with such statements.



                                       Very truly yours,

                                       /s/ LAZAR LEVIN & FELIX LLP
                                       -----------------------------------------
                                       Lazar Levin & Felix LLP